Exhibit 10.3

July 31, 2008

CONFIDENTIAL

Dear [INSERT HOLDER]:

This letter is being sent to you as a holder (a “Holder”) of one or more Convertible Subordinated Notes Due January 2010 (the “Notes”) which were issued by Liquidmetal Technologies, Inc. (the “Company”) from and after January of 2007.   The Company believes that it is advisable to amend Section 1(b) of the Note by changing the first Amortization Date (as defined in the Note) from July 31, 2008 to September 30. 2008 and by changing the Amortization Redemption Amount (as defined in the Note) to be paid on each Amortization Date to 1/32 of the original principal amount of the Note (rounded up to the next whole dollar).  In accordance with Section 17 of the Notes, the Company is seeking the written consent to such amendment from the holders of Notes representing a majority of the aggregate principal amount of the outstanding Notes.  Your signature below evidences your agreement to this amendment and shall represent your written consent for purposes of Section 17 of the Notes, and upon the Company’s receipt of such consents from the holders of a majority of the aggregate principal amount of the outstanding Notes, the amendment shall be deemed effective.

Please indicate your consent to the foregoing amendment by signing in the space provided below and returning a copy to the Company.

Sincerely,

John Kang
Chairman

AGREED TO AND ACKNOWLEDGED:

Name of Holder:
By:
Name:
Title:
Date:	, 2008